EXHIBIT 5.1

David Polk & Wardwell

450 Lexington Avenue

New York, New York 10017

August 6, 2004

Securities and Exchange Commission

450 Fifth Street

Washington, D.C.  20549

Ladies and Gentlemen:

We have acted as special counsel to ImClone Systems Incorporated, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company under the Securities Act of 1933, as amended, relating to the authorization of the issuance of an additional 3,300,000 shares of the Company’s common stock, par value $.001 (the “Shares”), in connection with the ImClone Systems Incorporated 2002 Stock Option Plan (the “Plan”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate documents and records which we have deemed necessary or appropriate for the purposes of the opinion and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion.  We have assumed that the signatures (other than those of officers of the Company) on all documents that we have examined are genuine.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of the opinion as an exhibit to the Registration Statement.

Very truly yours,

Davis Polk & Wardwell